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                                                                      EXHIBIT 99
                             RIVERWOOD HOLDING, INC.
            RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA
                            (IN THOUSANDS OF DOLLARS)
                                   (UNAUDITED)



                                                      COATED          CONTAINER-
                                                      BOARD           BOARD            CORPORATE        TOTAL
                                                      --------        ----------       ---------       -------
FIRST THREE MONTHS 2000:
------------------------
   Income (Loss) from Operations                      $ 30,102         $   328         $(6,334)        $24,096
   Add:  Depreciation and amortization                  30,832           4,862           1,806          37,500
         Dividends from equity investments                  --              --             590             590
         Other non-cash charges (A)                        768              92             990           1,850
                                                      --------         -------         -------         -------
EBITDA (B)                                            $ 61,702         $ 5,282         $(2,948)        $64,036
                                                      ========         =======         =======         =======

FIRST THREE MONTHS 1999:
------------------------
   Income (Loss) from Operations                      $ 29,769         $(7,448)        $(3,450)        $18,871
   Add:  Depreciation and amortization                  30,197           4,915             139          35,251
         Dividends from equity investments                  --              --              --              --
         Other non-cash charges (A)                       (173)            103           1,637           1,567
                                                      --------         -------         -------         -------
EBITDA (B)                                            $ 59,793         $(2,430)        $(1,674)        $55,689
                                                      ========         =======         =======         =======



Notes:

(A) Other non-cash charges include non-cash charges for LIFO accounting, pension, postretirement and postemployment benefits, and amortization of premiums on hedging contracts deducted in determining net income.

(B) EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the Merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates. EBITDA excludes equity earnings from non-controlled affiliates but includes dividends actually received from non-controlled affiliates. The Company believes that EBITDA provides useful information regarding the Company's debt service ability, but should not be considered in isolation.